                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Neose Technologies, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Neose Technologies, Inc. of our report dated February 19, 2003, with respect to the balance sheet of Neose Technologies, Inc. as of December 31, 2002 and the related statements of operations, stockholders' equity and comprehensive loss and cash flows for the year then ended, and for the period January 17, 1989 (inception) through December 31, 2002 which report appears in the December 31, 2002 annual report on Form 10-K of Neose Technologies, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

The financial statements of Neose Technologies, Inc. as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001 and for the period from January 17, 1989 (inception) through December 31, 2002, to the extent related to the period from January 17, 1989 (inception) through December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 25, 2002. Our opinion on the statements of operations, stockholders' equity and comprehensive loss, and cash flows, insofar as it relates to the amounts included for the period from January 17, 1989 (inception) through December 31, 2001, is based solely on the report of the other auditors.

/s/ KPMG LLP


Philadelphia, Pennsylvania
March 17, 2003